SECURITIES AND EXCHANGE COMMISSION
                              Washington D.C. 20549

                       ----------------------------------

                                    FORM 8-A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) or 12(g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                                INTELLICELL CORP
                                ----------------
             (Exact name of registrant as specified in its charter)

      Delaware                                         95-4467726
-----------------------                          ------------------------
(State of incorporation                          (I.R.S. Employer Identi-
or organization)                                 fication Number)

6929 Hayvenhurst Avenue, Van Nuys, California             91406
---------------------------------------------           ----------
  (Address of principal executive offices)              (Zip Code)

If this form relates to the registration of a class of securities pursuant to
Section 12 (b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box [ ]

If this form relates to the registration of a class of securities pursuant to
Section 12 (g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box [X]

      Securities Act registration statement file number to which this form relates: n/a

        Securities to be registered pursuant to Section 12(g) of the Act:

                        Warrants to purchase Common Stock
                        ---------------------------------
                                (Title of class)


                                Page 1 of 4 pages
                         Exhibit Index appears on Page 3

Item 1. Description of Registrant's Securities to be Registered

            This Registration Statement relates to warrants (the "Warrants") to purchase an aggregate of 1,261,732 shares of common stock, par value $.01 per share ("Common Stock"), of Intellicell Corp., a Delaware corporation (the "Registrant").

            The Registrant's Board of Directors, on November 18, 1997, declared the payment of a dividend to its stockholders of record as of December 10, 1997 in the form of a warrant to purchase Common Stock. Pursuant to the dividend, such stockholders are entitled to receive one warrant for every two shares of Common Stock held on such date. Prior to this dividend, the Registrant had no warrants of this class outstanding.

            The following discussion of certain terms and provisions of the Warrants is qualified in its entirety by reference to the detailed provisions of the Warrant Agreement, which has been filed as an exhibit hereto:

            Each Warrant entitles the registered owner thereof to purchase one share of Common Stock at a purchase price of $4.00 per share of Common Stock until the expiration of the Warrant on December 10, 2000 (the "Expiration Date"); provided, however, that no Warrants will be exercisable until such time the Registrant has filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933, as amended (the "Act"), covering the shares of Common Stock issuable upon exercise of such Warrants (the "Warrant Shares") and such Warrant Shares have been so registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of such Warrant. The period during which the Warrants may be exercised may be extended upon public announcement by the Registrant. There is no assurance the Registrant will file such registration statement or in the event such registration statement is filed, such offering will be declared effective.

            As long as any Warrants remain outstanding, the Warrant Shares issuable upon exercise of the Warrants will be protected against dilution in the event of one or more stock splits, stock dividends or reclassifications. In the event that the Registrant is consolidated or merged with or into another corporation and is not the surviving corporation, a holder of a Warrant shall thereafter have the right to purchase the kind and amount of shares of common stock and other securities and property receivable upon such consolidation or merger by a holder of the number of shares of Common Stock which the holder of the Warrants shall then be entitled to purchase.

            The Registrant has reserved the right to redeem the Warrants at a price of $.10 per Warrant, at any time prior to the Expiration Date, on 30 days prior written notice to Warrant holders, provided that the closing bid quotation of the Common Stock on all 20 of the trading days ending on the third day prior to the day on which the Registrant gives notice has been equal to or greater than $7.00 per share; provided, however, that no such right of redemption shall exist prior to such time the Warrants are exercisable.


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

            Subject to the registration requirements stated above, holders of Warrants may exercise all or any portion of their Warrants, but the Registrant will not issue any fractional Warrant Shares or pay cash in lieu thereof. The Warrants may be exercised by submitting the Warrant Certificate with the Subscription Form completed, together with the exercise price payable to Intellicell Corp. c/o Continental Stock Transfer & Trust Company, 2 Broadway, New York, New York 10004, on or prior to 5:00 P.M., New York Time on the Expiration Date, or the earlier redemption date of the Warrants. All transfer agent fees occurred in connection with the exercise of the Warrants will be paid by the Registrant.

            The Registrant has reserved a sufficient number of shares of Common Stock for issuance upon exercise of the Warrants and such Warrant Shares, when issued, will be fully paid and non-assessable.

            The holders of the Warrants, as such, are not entitled to vote, to receive dividends or to exercise any of the rights of holders of Common Shares for any purpose until such Warrants shall have been duly exercised and payment of the purchase price shall have been made.

Item 2. Exhibits

      1. Form of Warrant Agreement, including form of Warrant Certificate.


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

                                    SIGNATURE

            Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: December 4, 1997

                                    Intellicell Corp.

                                    By: /s/
                                    -----------------------
                                       Name: Ben Neman
                                       Title: President


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